                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         Agreement made and entered into as of July 25, 2000, among Lam King
Ko, Alfred ("the Buyer"), having an address for purposes of this agreement at c/o Bryan Cave LLP, 2020 Main Street, Suite 600, Irvine, California 92614 (hereinafter collectively referred to as "Buyer"), and Grant W. Peck, Dean F. Sessions, Gary S. Joiner, Mark DiSalvo, John Stearns, Richard Stearns, Scott Olson, Jay Lutsky, and Frank Jackson (hereinafter collectively referred to as "Seller"), in respect of the sale of certain shares of common stock of Pacific CMA, Inc., a Colorado corporation, having an address at 7331 S. Meadow Court, Boulder, Colorado 80301 (hereinafter referred to as the "Company"), which shares are owned of record and beneficially by Seller.

         This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is today purchasing from the Seller
9,000,000 shares of the issued and outstanding common stock of the Company, representing approximately 75% of the issued and outstanding common stock of the Company (hereinafter referred to as the "Shares"). Exhibit A attached hereto, and incorporated herein by this reference, lists the number of Shares being sold by each of the individuals comprising the Seller.

         In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

                              I. SALE OF THE SHARES

                  1.01 SHARES BEING SOLD. Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

                  1.02 CONSIDERATION. An aggregate total of $45,000 shall be due and payable under the terms of this Agreement for purchase of the Shares. Exhibit A attached hereto and incorporated herein by this reference lists the portion of the purchase price payable to each of the individuals comprising the Seller. The purchase price shall be payable through Buyer's execution, at Closing, of an aggregate of four promissory notes in favor Seller substantially in the form attached hereto as Exhibit B and incorporated herein by this reference.

                  1.03 CLOSING. The Closing of the transactions provided for in Section 1.04 and 1.05 shall take place at 4750 Table Mesa Drive, Boulder, Colorado 80303 at 4:00 P.M., local time, on August 28, 2000, or at such other date and time as the parties may mutually agree in writing.

                  1.04 DELIVERY BY THE SELLER. At the Closing, the Seller shall deliver to the Buyer (i) certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of the Company, with all necessary transfer tax stamps attached, and (ii) all contracts, books and records of the Company not previously delivered.

                  1.05 DELIVERY BY THE BUYER. At the Closing the Buyer shall deliver to the Seller the promissory note referenced in Section 1.02 hereof.

                            II. RELATED TRANSACTIONS.

                  2.01 FINDER. Except as disclosed in the Consulting Agreement between AGI Logistics (H.K.), Ltd., a Hong Kong corporation ("AGI"), and PCMA, Inc., dated as of June 1, 2000, Seller and Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

                  2.02 RESIGNATIONS. At the Closing, all of the current directors and officers of the Company shall deliver their resignations after having elected the designees of the Buyer.

                  2.03 EXECUTION OF STOCK EXCHANGE AGREEMENT. Buyer is purchasing the Shares in anticipation of the completion of a share exchange transaction between the Company and the sole stockholder of AGI. Accordingly, it shall be a condition precedent to Closing hereunder that the Company shall have executed a Stock Exchange Agreement (the "SEA") substantially in the form attached hereto as Exhibit C and incorporated herein by this reference.

           III. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER.

         The individuals executing this Agreement as a Seller hereby jointly and severally represent and warrant as follows:

                  3.01 ORGANIZATION. The Company is organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power to conduct its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is qualified in no other state. The Company has conducted no business since its organization other than the completion of its initial public offering.

                  3.02 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock without par value and 10,000,000 shares of Preferred Stock without par value. Immediately prior to Closing, there will be issued and outstanding 12,000,000 shares of Common Stock and no shares of Preferred Stock. All of such outstanding shares of the Company Common Stock are validly issued, fully paid and non-assessable and are free of any preemptive rights. There are no outstanding options, warrants, rights, privileges or other arrangements, preemptive or contractual, to acquire any shares of capital stock of the Company from the Company of any Seller.

                  3.03  SHAREHOLDERS' LIST. The Shareholder list dated
April 24, 2000, which is attached hereto as Exhibit D was prepared by Corporate Stock Transfer, Inc., the Transfer Agent of the Company, and is a true and correct copy of the current list of shareholders of the Company as of the date of execution of this Agreement.

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


                  3.04 AUTHORITY; NO VIOLATION. The execution, delivery, and performance of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

                  3.05 SUBSIDIARIES AND INVESTMENTS. The Company has no equity interest or other interest in any corporation, partnership, joint venture or other entity.

                  3.06  FINANCIAL STATEMENTS. The Company has provided the
Buyer with a copy of its Form 10K-SB for the period ended December 31, 1999 and with a copy of its Form 10Q-SB for the period ended March 31, 2000, both of which have been filed with the Securities and Exchange Commission (the "SEC"). The financial statements contained therein, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of the Company, and present fairly the financial condition of the Company and the results of its operations and changes in its financial position as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements. There has not been and there will not be any material change to the March 31, 2000 balance sheet contained in the Form 10Q-SB up to and including the Closing Date.

                  3.07 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations (whether or as contemplated by this Agreement, absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (a) fully reflected or reserved against in the December 31, 1999, audited balance sheet or disclosed in the notes thereto or (b) incurred since the date of the March 31, 2000 balance sheet. Further, neither the Seller nor the Company knows or has any reasonable ground to know of any basis for the assertion against the Company of any liability or obligation of any nature or in any amount not fully reflected or reserved against in the March 31, 2000, balance sheet or Schedule 3.07 attached hereto.

                  3.08 TAXES. The Company has timely filed in accordance with applicable law all tax returns and tax reports required to be filed by it under any applicable law on or before the Closing with respect to all fiscal periods ended before the Closing. Such returns and reports are true, correct, and complete in all material respects. The Company has timely paid all income, profits, franchise, sales, use, occupation, property, excise, withholding and all other taxes, fees and governmental charges (including interest and penalties, if any) with respect to present and prior periods to the extent they have become due, except such as are being contested in good faith by appropriate proceedings and for which adequate reserves to fully cover such liability have been provided on the March 31, 2000 balance sheet. There are no tax liens upon any properties or assets of the Company. All deficiencies and assessments resulting from examination of state, local and foreign tax returns and reports of the Company have been paid, except such as are being contested in good faith by

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appropriate proceedings. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign tax return or report for any period. The Company is not a party to any tax-sharing or tax allocation agreement.

                  3.09 ABSENCE OF CERTAIN CHANGES. The Company has not since March 31, 2000, and as of the Closing will not have:

                           (a)      Suffered any material adverse change in
financial condition, assets, liabilities, business, or prospects;

                           (b)      Incurred any additional  obligations or
liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

                           (c)      Paid any  claim or  discharged  or
satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in the Company's March 31, 2000 balance sheet or liabilities incurred since March 31, 2000 and listed on Schedule 3.09 hereto;

                           (d)      Declared,  paid, or set aside for payment to
its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

                           (e)      Made any material change in any method of
accounting or accounting practice.

                  3.10 LITIGATION. There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Seller, threatened against the Company, and neither the Company nor the Seller know or have any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

                  3.11 DISCLOSURE. The Seller has disclosed to the Buyers all facts material to the assets, prospects, and business of the Company. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyers pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the Company with proper information as to the Company and its affairs.

                  3.12 SEC FILINGS. The Company filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 on October 14, 1999, which, in accordance with Section 12(g) under such Act became effective on or about December 14,1999. On or about December 21, 1999, the Company filed an amended registration statement on Form 10-SB/A in response to a comment letter from the SEC dated November 30, 1999. The filing on Form 10-SB/A fully responded to all SEC comments, and following such filing, the SEC verbally advised the Company that it had no further comments. Thereafter, the Company has filed all periodic reports required to be filed with the SEC on a timely basis and as of the date hereof, is current in its filing obligations.

                  3.13 FULL DISCLOSURE. The Company and each of the individuals executing this Agreement as a Seller have provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Buyer by the Company or by any of the individuals executing this Agreement as Seller, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

                IV. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

         The Buyer hereby represents and warrants as follows:

                  4.01 AUTHORITY; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Buyer is a party or by which the Buyer is bound.

                  4.02  REPRESENTATIONS REGARDING THE ACQUISITION OF THE SHARES.

                           (a)      The Buyer  understands  that the Shares have
not been registered under the Securities Act of 1933, as amended, and, accordingly, may constitute restricted securities as that term is defined in Rule 144 under sch Act and that such shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

                           (b)      The Buyer understands the speculative
nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

                           (c)      The Buyer  understands  that neither the
Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares; and

                           (d)      The Buyer has had the  opportunity  to ask
questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) All material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

                V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

                  5.01 SURVIVAL OF REPRESENTATIONS. All representations, warranties, and covenants made by any party in this Agreement and in any other certificates and documents, including, but not limited to, the SEA, delivered in connection herewith or therewith shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party and shall apply until the expiration of the applicable statute of limitations.

                  5.02 INDEMNIFICATION BY SELLER. Each individual Seller hereby agrees jointly and severally to indemnify the Buyer and to hold him harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Buyer resulting from a breach of any agreement, representation, warranty, or covenant of the Seller, including, but not limited to, any undisclosed liabilities or obligations of the Company, whether known by Seller or not. Assertion by the Buyer of its right to indemnification under this Section 5.02 shall not preclude the assertion by the Buyer of any other rights or the seeking of any other remedies against the Seller.

                  5.03 INDEMNIFICATION BY BUYER. The Buyer hereby agrees to indemnify each individual Seller and to hold him harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller resulting from a breach of any agreement, representation, warranty, or covenant of the Buyer, whether known by Buyer or not.

                  5.04 TIMELY NOTICE OF INDEMNIFICATION. The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of an indemnifiable claim shall have been given to the indemnifying party on or before 20 days from the date on which an indemnifiable claim is made against such indemnified party or such other time as may be reasonable under the circumstances of the breach or discovery thereof.

                      VI. ADDITIONAL CONDITIONS TO CLOSING

                  6.01 OBLIGATION OF BUYER TO CLOSE. Buyer shall not be obligated to close this transaction unless:

                           (a)      Buyer is  satisfied  with the  condition  of
the Company following a due diligence review of the books, records, business and affairs of the Company. The Seller agrees to provide Buyer and its agents complete access to all of the Company's books, records and personnel for purposes of enabling Buyer to conduct its investigation.

                           (b)      There are no material  liabilities  on the
books of the Company, other than as disclosed in the Company's financial statements for March 31, 2000, or Schedule 3.07 hereto, and there are no undisclosed or contingent liabilities.

                           (c)      There have been no changes in the Company's
business or capitalization between the date of signing this Agreement and the date of Closing, other than as required herein.

                           (d)      The Company has completed and filed all
documentation, reports, schedules and other information necessary to bring the Company into compliance with the rules and regulations of the SEC under the Securities Exchange Act of 1934, including, but not limited to, a notice to shareholders regarding the proposed change in directors as required by Rule 14f-1.

                           (e)      The current officers and directors of the
Company shall have tendered their resignations effective as of the date of Closing, and the current directors shall have appointed persons designated by Buyers as successor members of the Board of Directors to fill the vacancies created by the resignation of the current directors.

                  6.02 SELLER'S OBLIGATION TO CLOSE. Seller shall not be obligated to close this transaction unless:

                           (a)      Following a due diligence  review of the
affairs of AGI and its proposed business plan, Seller is satisfied with its plan for completion of a business combination transaction involving the Company in accordance with Section 2.03 hereof.

                           (b)      The Company shall have executed the SEA,
substantially in the form attached hereto as Exhibit C.

                               VII. MISCELLANEOUS

                  7.01 EXPENSES. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

                  7.02 FURTHER ASSURANCES. From time to time, at the request of the Buyer and, without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

                  7.03 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

                  7.04 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

                  7.05 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

                  7.06 CONFIDENTIALITY. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

                  7.07 NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to the Seller:

                                    c/o Gary S. Joiner, Esq.
                                    Frascona, Joiner, Goodman & Greenstein, P.C.
                                    4750 Table Mesa Drive
                                    Boulder, Colorado 80305



         If to the Buyer:

                                    c/o Randolf W. Katz, Esq.
                                    Bryan Cave LLP
                                    2020 Main Street, Suite 600
                                    Irvine, California 92614

                  7.08 EFFECT. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

                  7.09 COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER:

/s/ Alfred Lam King Ko
--------------------------
Lam King Ko, Alfred

SELLERS:


/s/ Grant W. Peck                   /s/ John Stearns
-------------------------------     ------------------------------
Grant W. Peck                       John Stearns


/s/ Dean F. Sessions                /s/ Richard Stearns
-------------------------------     ------------------------------
Dean F. Sessions                    Richard Stearns


/s/ Gary S. Joiner                  /s/ Scott Olson
-------------------------------     ------------------------------
Gary S. Joiner                      Scott Olson


/s/ Mark DiSalvo                    /s/ Jay Lutsky
-------------------------------     ------------------------------
Mark DiSalvo                        Jay Lutsky

/s/ Frank Jackson
-------------------------------
Frank Jackson

                                                      EXHIBIT A
                                                         TO
                                              STOCK PURCHASE AGREEMENT

                                                 Dated July 25, 2000


Name of Selling                             Number of Shares              Selling
Shareholder                                       Sold                     Price
----------------                            ----------------           ------------
Mark DiSalvo                                      1,571,563            $ 7,857.82

Frank Jackson                                       565,000            $ 2,825.00

Gary S. Joiner                                    1,656,063            $ 8,280.31

Jay Lutsky                                          490,000            $ 2,450.00

Scott Olson                                         515,000            $ 2,575.00

Grant W. Peck                                     1,851,812            $ 9,259.06

Dean Sessions                                     1,860,562            $ 9,302.81

John Stearns                                        294,000            $ 1,470.00

Richard Stearns                                     196,000            $   980.00
                                            ----------------           ------------
Total                                             9,000,000            $45,000.00

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